Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@therespowerinone.com	sbell@therespowerinone.com

News Release
August 8, 2011

FIRST NATIONAL CORPORATION APPOINTS NEW BOARD MEMBER

Strasburg, Virginia (August 8, 2011) --- First National Corporation (the “Company”) (OTCBB: FXNC), announced today the appointment of Scott C. Harvard as a director of the Company and its wholly owned banking subsidiary, First Bank (the “Bank”).  Mr. Harvard was hired in May 2011 to fill the role of President and Chief Executive Officer of both the Company and the Bank, following a five-month search that was conducted by the Board of Directors.

Doug Arthur, Chairman of the Board, stated, “We are pleased to have Scott join the board of our banking company and First Bank and look forward to his participation and leadership in the future growth and success of the company. His expertise as a seasoned banker, combined with experience on a broad range of non-profit and for profit boards, will make him a valuable asset to our company and our communities.”

Mr. Harvard has deep roots in community banking in Virginia, where he has served as a community bank CEO for over two decades. Over the past twenty years, Harvard has served on the board of two Virginia banks and their holding companies, as well as the Virginia Bankers Association and the Virginia Association of Community Banks.  He currently sits on the board of the Federal Home Loan Bank of Atlanta where he serves as its Chairman.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2010, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.